As filed with the Securities and Exchange Commission on June 19, 2015
Registration No.
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORELOGIC, INC.
(Exact Name of Registrant as Specified in Its Charter)
    Delaware                         95-1068610
(State or Other Jurisdiction of                        (I.R.S. Employer
Incorporation or Organization)                        Identification No.)
40 Pacifica, Suite 900
Irvine, California 92618
(Address, Including Zip Code, of Principal Executive Offices)

CoreLogic, Inc.
2006 Stock Option Award Agreement
(Full Title of the Plan)

Stergios Theologides, Esq.
Senior Vice President, General Counsel and Secretary
CoreLogic, Inc.
40 Pacifica, Suite 900
Irvine, California 92618
(949) 214-1000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	X	Accelerated filer	--
Non-accelerated filer	--	Smaller reporting company	--
CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.00001 par value per share	173,189(2)	$22.38(3)	$3,875,969.82(3)	$451(3)

(1)
This Registration Statement covers, in addition to the number of shares of CoreLogic, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.00001 per share (the “Common Stock”), stated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to an option award granted to Frank McMahon, as an inducement to commence employment, under the Stock Option Award Agreement, dated as of March 31, 2006 (the “2006 Agreement”) as a result of one or more adjustments under the 2006 Agreement to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Represents shares of the Registrant's common stock issuable pursuant to stock option awards outstanding under the 2006 Agreement.

(3)
Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the stock option exercise price, which is the closing price of the Common Stock on the New York Stock Exchange on March 31, 2006.

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EXPLANATORY NOTE
The Company has filed this Registration Statement on Form S-8 with the United States Securities and Exchange Commission (the "Commission") under the Securities Act to register 173,189 shares of the Company’s Common Stock issuable upon the exercise of currently outstanding stock options granted under the 2006 Agreement to Frank McMahon as an inducement to commence employment. The award to Mr. McMahon was made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.
PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given as specified by Securities Act Rule 428(b)(1).

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PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference
The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2014, filed with the Commission on February 26, 2015 (Commission File No. 001-13585);

(b)	The Company's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2015, filed with the Commission on April 24, 2015 (Commission File No. 001-13585);

(c)	The Company's Current Reports on Form 8-K, filed with the Commission on April 22, 2015 (Commission File No. 001-13585, film number 15786053) and May 1, 2015 (Commission File No. 001-13585);

(d)
The description of the Company's Common Stock contained in Item 3.03 of its Current Report on Form 8-K, filed with the Commission on June 1, 2010 (Commission File No. 001-13585), and any other amendment or report filed for the purpose of updating such description; and

(e)
The Company's Current Report on Form 8-K12B, filed with the Commission on June 1, 2010 (Commission File No. 001-13585), which registers the shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities
Not applicable.

Item 5.	Interests of Named Experts and Counsel
Not applicable.

Item 6.	Indemnification of Directors and Officers
The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which such person is involved by reason of the fact that he or she is or was a director, officer, employee or agent of such corporation, provided that (i) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court deems proper.
Article VI, Section 6.1 of the Registrant's Bylaws provides for indemnification of persons to the fullest extent permitted by the DGCL.
In accordance with the DGCL, the Registrant's Amended and Restated Certificate of Incorporation limits the personal liability of its directors for violations of their fiduciary duty. The Amended and Restated Certificate of Incorporation eliminates each director's liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the federal securities laws.
The Registrant also has entered into indemnification agreements pursuant to which the Registrant agrees to indemnify its directors and executive officers to the fullest extent authorized by applicable law.

Item 7.	Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits
See the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on June 19, 2015.
CORELOGIC, INC.
By: /s/ Stergios Theologides
Stergios Theologides
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Anand Nallathambi, Frank D. Martell and Stergios Theologides, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Anand Nallathambi Anand Nallathambi	President, Chief Executive Officer and Director (Principal Executive Officer)	June 19, 2015
/s/ Frank D. Martell Frank D. Martell	Chief Operating and Financial Officer (Principal Financial Officer)	June 19, 2015
/s/ James L. Balas James L. Balas	Senior Vice President, Finance and Controller (Principal Accounting Officer)	June 19, 2015
/s/ J. David Chatham J. David Chatham	Director	June 19, 2015
/s/ Douglas C. Curling Douglas C. Curling	Director	June 19, 2015
/s/ John C. Dorman John C. Dorman	Director	June 19, 2015
/s/ Paul F. Folino Paul F. Folino	Director	June 19, 2015
/s/ Thomas C. O'Brien Thomas C. O'Brien	Director	June 19, 2015
Jaynie Miller Studenmund	Director
/s/ David F. Walker David F. Walker	Director	June 19, 2015
/s/ Mary Lee Widener Mary Lee Widener	Director	June 19, 2015

EXHIBIT INDEX
Exhibit
Number    Description of Exhibit
4.1    Amended and Restated Certificate of Incorporation of CoreLogic, Inc. dated May 28, 2010, incorporated by reference herein from Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Commission on June 1, 2010 (Commission File No. 001-13585).
4.2    Amended and Restated Bylaws of CoreLogic, Inc., effective February 27, 2014, incorporated by reference herein from Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Commission on March 5, 2014 (Commission File No. 001-13585).
4.3    Stock Option Award Agreement, dated as of March 31, 2006, incorporated by reference herein from Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the Commission on March 31, 2006 (Commission File No. 001-13585).
5.1*    Opinion of Counsel (opinion re legality).
23.1*    Consent of PricewaterhouseCoopers LLP (consent of independent registered public accounting firm).
23.2*    Consent of Counsel (included in Exhibit 5.1).
24.1*    Power of Attorney (included in this Registration Statement under “Signatures”).

*    Included in this filing.